FORM OF INVESTMENT ADVISORY AGREEMENT OF
STRATTON REAL ESTATE FUND, INC.

INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made as of October 28, 2015 between Stratton Real Estate Fund, Inc., a Maryland corporation (the "Fund"), and Sterling Capital Management LLC, a North Carolina limited liability company (the "Adviser").
      WHEREAS, the Adviser serves as investment adviser to the Fund pursuant to an interim investment advisory agreement between the Fund and the Adviser dated as of August 1, 2015 (the "Current Agreement");
      WHEREAS, the Current Agreement will automatically terminate upon the approval of this agreement (the "Agreement") by the Fund's shareholders or approval of the reorganization of the Fund into Sterling Capital Real Estate Fund by the Fund's shareholders; and
      WHEREAS, the Fund and the Adviser wish to enter into this Agreement to replace the Current Agreement upon termination of the Current Agreement.
      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed among the parties hereto as follows:
SECTION 1.  Investment Advisory Services.
      The Fund hereby engages the Adviser to act as its investment adviser subject to the terms and conditions herein set forth. The Adviser shall use its staff and other facilities to conduct and maintain a continuous review of the Fund's portfolio of securities and investments, and shall from time to time recommend to the Fund what securities, in the Adviser's opinion, should be purchased or sold by the Fund, what portion of the assets of the Fund should remain uninvested, and the extent to which the Fund should otherwise use its investment powers. In conducting such review and making such recommendations, the Adviser shall be guided by the Fund's investment policies as delineated and limited by the statements contained in documents filed with the Securities and Exchange Commission as amended from time to time, by policies adopted by the Fund's Board of Directors (the "Board"), and by the provisions of the Investment Company Act of 1940 and the rules promulgated thereunder, so that at all times the Fund shall be in compliance with its policies and the Investment Company Act of 1940. The Fund agrees to supply the Adviser with copies of all such documents and to notify the Adviser of any changes in the Fund's investment policies and restrictions.
      In rendering such investment advisory services to the Fund pursuant to this Agreement, the Adviser may at its own expense employ, retain or otherwise avail itself of the services or facilities of other persons or organizations, for the purpose of providing the Adviser or the Fund with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities and such other information, advice or assistance as the Adviser may deem necessary, appropriate or convenient for the discharge of the Adviser's obligations hereunder or otherwise helpful to the Fund.
      The Adviser and any person performing executive, administrative or trading functions for the Fund whose services were made available to the Fund by the Adviser is authorized to recommend that the Fund pay, or cause the Fund to pay, brokerage commissions to any member of a securities exchange or securities broker or dealer which may be in excess of the amount which another member of such an exchange or broker or dealer would have charged for effecting such transaction, if the Adviser or such officer or employee determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such term is defined in Section 28(e) (3) of the Securities Exchange Act of 1934 and the rules, regulations and releases of the Securities and Exchange Commission thereunder) provided by such member or broker or dealer with respect to the Adviser's services hereunder, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund.

SECTION 2.  Resumes and Reports, Etc.
      The Adviser should maintain a continuous record of all the investments and securities which comprise the Fund's portfolio and shall furnish to the Board, at any time it so requests, a resume of such portfolio in the form prescribed by the Board. The Adviser shall also render to the Board, at its regularly scheduled meetings, and at such other times as the Board may request, a report on all matters pertaining to the Adviser's services hereunder, in the form prescribed by the Board. In addition, the Adviser shall furnish the Fund with such reports and other data as the Board shall request, including, without limitation, industry surveys, news of recent developments, statistical data, and such other information as may keep the Board properly informed on developments relating to the Fund's portfolio, or similar data relating to securities which the Adviser recommends for inclusion in the portfolio of the Fund.
SECTION 3.  Other Duties and Services.
      The Adviser, or any other entity approved by the Fund's Board, whether or not such entity is affiliated with the Adviser and directors and officers of the Fund, shall keep the books and financial records of the Fund, and on behalf of the Fund shall compute the net asset value of the Fund's shares (in accordance with any instructions of the Board) at such times as the Board may direct. In compliance with the requirements of Rule 31a-3 of the Rules and Regulations of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, the Adviser hereby agrees it will surrender and will cause any other entity that maintains the Fund's books and financial records hereunder to surrender promptly to the Fund any of such records upon the Fund's request, and the Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of such Rules any such records as are required to be maintained by Rule 31a-1 thereof. If requested to provide such services, the Adviser or such other entity may obtain, at the Fund's expense, pricing information from brokers, dealers or others to assist the Adviser or such other entity in computing such net asset value, and the Adviser or such other entity shall perform such other services as are reasonably incidental to the foregoing duties. The Adviser or such other entity shall furnish to the Fund and to such other persons as the Fund may direct, any statements with respect to the net asset value of the Fund and the net asset value per share, at such times, and in such forms, as the Fund may prescribe.
      When and if the Board so requests, the Adviser or such other entity shall furnish the Fund with the services of a person or persons satisfactory to the Fund whose duties shall include (except for the legal and auditing aspects thereof) the supervision of the Fund's financial statements and reports, the preparation of reports to shareholders and others, and any statements or reports required by regulatory authorities of the United States, or states thereof in which the Fund has registered or qualified its shares for sale.
      In addition, the Adviser shall furnish, or arrange and pay for others to furnish to the Fund, such office space and facilities, including, without limitation, stenographic, telephone, telegraphic, mailing, and other facilities as the Board shall request in connection with the operations of the Fund. It is the intent of this Agreement that through the staff of the Adviser or of another entity furnishing such services, the Adviser or such other entity shall supply such services as are deemed by the Board to be necessary or desirable and proper for the continuous operation of the Fund. However, neither the Adviser nor such other entity shall be required to perform
(a) those services customarily performed by members of the Board; or (b) those services customarily performed by the custodian, transfer agent, registrar, dividend disbursing agent, independent accountants, brokers, dealers or legal counsel.
SECTION 4.  Multiple Capacities.
      The Fund understands that the Adviser may act in one or more capacities on behalf of other investment companies and customers. While information and recommendations supplied to the Fund shall, in the Adviser's judgment, be appropriate under the circumstances and in light of the investment objective of the Fund, they may be different from the information and recommendations supplied by the Adviser or such affiliate to other investment companies and customers. The Adviser shall give the Fund equitable treatment under the circumstances in receiving information, recommendations and any other services requested of the Adviser, but the Adviser shall not be required to give preferential treatment to the Fund as compared with the treatment given by the Adviser to any other investment company or customer.
SECTION 5.  Payment of Expenses.
      The Adviser shall assume and pay all of its costs and expenses incurred in performing its duties under this Agreement except that the Fund shall reimburse the Adviser, or such other entity approved by the Board, whether or not such entity is affiliated with the Adviser and directors and officers of the Fund, monthly for (i) the Adviser's or such other entity's costs in providing any equipment used for the Fund's operations, and
(ii) to the extent the Adviser or such other entity are required or requested by the Fund to provide such services and the Adviser or such other entity so provides them, the costs of the Adviser or charges of such other entity in providing administrative and accounting services to the Fund including costs or charges, as the case may be, without limitation, for maintaining financial records and bookkeeping, in connection with the daily computation of net asset value per share, in connection with registering or qualifying the Fund or shares of the Fund for sale under applicable federal or state securities laws, in connection with any annual or special meeting of stockholders, and the allocable portion of the compensation paid to employees of the Adviser for furnishing the above-mentioned services to the Fund; provided that, the reimbursement to the Adviser for any such costs shall not exceed an amount which would cause the Fund's ratio of net operating expenses to average net assets during any fiscal year to exceed two percent (2%). The operating expenses of the Fund shall be accrued daily and an interim computation shall be made at the end of each month with respect to such limitation of expenses for the current fiscal year. If the expenses do not exceed the limitation and the Adviser has previously made payments to the Fund with respect to the current fiscal year, the Adviser shall be entitled to the return of such payments up to the amount of the difference between the limitation and the expenses. Any final adjustment for the fiscal year shall be made promptly following the completion of the Fund's annual audit for such year. The Fund agrees to assume and pay, or reimburse the Adviser or such other entity for, the Fund's operating expenses, including, without limitation, taxes, interest charges, fees of its attorneys, independent accountants, accounting services agents, custodians, transfer agents and registrars, certain directors' fees and costs incurred in producing shareholder reports and proxy materials. The Fund will also pay brokerage commissions on its portfolio transactions.
SECTION 6.  Compensation for Services.
      As compensation for the Adviser's services, the Fund will pay to the Adviser, except as otherwise provided in Section 5 hereof, on the last day of each month, a fee at the annual rate of 3/4 of 1% of the Fund's average daily net asset value. The fee shall be prorated for any portion of a month during which the fee is payable.
      The net asset value of the Fund shall be defined as the total assets of the Fund, less its liabilities, and shall be determined in accordance with instructions of the Board.
SECTION 7.  Liability of the Investment Adviser.
      The Adviser shall be liable only for willful misfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations under this Agreement, and nothing herein shall protect the Adviser against any such liability to the Fund or its shareholders. The Adviser shall not be liable for the acts and omissions of any agent (other than a director, officer or employee of the Adviser) employed by the Adviser, nor for those of any bank, trust company, broker or other person with whom or into whose hands any moneys, shares of the Fund or securities and investments may be deposited or come, pursuant to the provisions of this Agreement. The Adviser shall not be liable for any defects in title of any property acquired, nor for any loss unless it shall occur through the Adviser's own willful default.
SECTION 8.  Duration and Termination of this Agreement.
      This Agreement shall become effective upon (i) approval by both (x) the Board of Directors of the Fund, including a majority of those directors who are not parties to this Agreement or interested persons of any party hereto, in the manner provided in section 15(c) of the Investment Company Act of 1940, as amended (the "1940 Act"), and (y) the holders of a majority of the outstanding voting securities of the Fund and
(ii) upon completion of the Closing (the "Effective Date"), and shall continue in effect for no more than two years after the Effective Date. Thereafter, this Agreement may continue in effect only if such continuance is approved at least annually by
(i) the Fund's Board of Directors, or (ii) the vote of a majority of the outstanding voting securities of the Fund; and in either event by a vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party in the manner provided in section 15(c) of the 1940 Act. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 60 days' written notice to the Fund. This Agreement will automatically terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.
SECTION 9.  Use of the Name "Stratton" by the Fund.
      The Adviser hereby consents to use by the Fund of the name "Stratton" in its corporate name. The Fund shall be entitled to use such name so long as the Adviser acts as investment adviser to the Fund. The Fund agrees that its use of the name "Stratton" in its corporate name shall not prevent the Adviser or any other corporation affiliated with it, or its successors or assigns, from using or permitting the use of the name "Stratton," alone or with any other word or words, for, by or in connection with any other entity or business, whether or not the same directly or indirectly competes or conflicts with the Fund or its business.
      In the event that the Adviser shall cease to act as investment adviser to the Fund, the Fund shall cease to use the name "Stratton," and the Fund shall take all appropriate or necessary steps to change its corporate name and to terminate use of the name "Stratton" in connection with its business; provided, however, at the sole option of the Adviser, the Fund may continue to use the name "Stratton" so long as all prospectuses and other material intended for investors is appropriately marked to indicate that the Adviser is no longer the Fund's investment adviser.
SECTION 10.  Definitions.
      When used in this Agreement, the terms "assignment," "interested person" and "vote of a majority of the outstanding shares" shall have the meanings given such terms in Sections 2(a) (4), 2(a)(19) and 2(a) (42), respectively, of the Investment Company Act of 1940, as amended.
SECTION 11.  Notices.
      Until further notice to the other party, it is agreed that the address of the Fund and of the Adviser to which any notice hereunder is to be delivered or mailed shall be 150 South Warner Road, Suite 460, King of Prussia, PA 19406.
SECTION 12.  Concerning Applicable Provisions of Law, Etc.
      This Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the Investment Company Act of 1940, as amended. To the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control.
      The laws of the Commonwealth of Pennsylvania shall be controlling and shall govern the construction, validity and effect of this Agreement.
      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.






STRATTON REAL ESTATE FUND, INC.

Attest:              By:
 Secretary           Andrew T. DiZio
                     President


STERLING CAPITAL MANAGEMENT LLC

Attest:              By:
 Secretary